Exhibit 10.10

Amendment to Executive Severance Agreements

The following amendment was made to executive severance agreements between MBT Financial Corp. and Donald M. Lieto, Executive Vice President – Senior Administration Manager, Scott E. McKelvey, Executive Vice President – Senior Wealth Management Officer; Thomas G. Myers, Executive Vice President – Chief Lending Manager; and John L. Skibski, Executive Vice President & Chief Financial Officer:

The paragraph entitled “SEPARATION PAYMENT” is amended and replaced in its entirety to read as follows:

SEPARATION PAYMENT: A separation payment, before applicable deductions, equal to one (1) times the sum of your base salary as in effect as of your termination of employment, plus in the event of a Qualifying Termination under subparagraphs (3) or (4) as set forth in the definition below of Qualifying Termination, an amount equal to the average annual cash bonuses received by you during the three year period ending prior to the year in which the Change in Control occurs (the "Separation Payment").

If you have executed and returned the Release described below within thirty days after the date of your Qualifying Termination, the Separation Payment shall be paid as follows: 50% of the Separation Payment shall be paid to you within ten business days of your execution of the Release, with the remaining 50% to be paid in equal installments, without interest, commencing on the Company's second regularly scheduled payroll following your execution of the Release and ending with the Company's regularly scheduled payroll one year later (the "Separation Pay Period"), provided that if the ten business day period would end in a later calendar year than the date of the Qualifying Termination, no part of the Separation Payment shall be paid until the first business day of the subsequent calendar year. In the event of a change in payroll practice during the Separation Pay Period, the Company may adjust the amounts of such installments as necessary to ensure that the total amount paid is equal to the Separation Payment, as defined above. Notwithstanding the foregoing, in the event of a Qualifying Termination within one year following a Change in Control, the Separation Payment shall be paid in a single lump sum within 10 days following the effective date of the Qualifying Termination, again provided that if the ten business day period would end in a later calendar year than the date of the Qualifying Termination, no part of the Separation Payment shall be paid during the earlier calendar year.

Sincerely,

H. Douglas Chaffin

President & Chief Executive Officer

MBT Financial Corp.

I have read, understand, and agree to the foregoing terms and conditions.

December 5, 2012
(Executive’s Name)	Date
(Title)